UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2023

Equillium, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38692	82-1554746
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2223 Avenida de la Playa Suite 105
La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 412-5302

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EQ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2023, Equillium, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC (“Jefferies”), pursuant to which the Company may, from time to time, offer and sell shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), through Jefferies, as the Company’s sales agent and/or principal.

The Shares will be offered and sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-269153) (the “Registration Statement”), which was originally filed with the Securities and Exchange Commission (“SEC”) on January 6, 2023, the base prospectus contained within the Registration Statement, and a prospectus supplement that was filed with the SEC on October 5, 2023 in connection with the offer and sale of the Shares pursuant to the Sale Agreement. The Shares may only be offered and sold by means of a prospectus, including a prospectus supplement, forming part of the effective Registration Statement.

The Company is not obligated to make any sales under the Sale Agreement and may at any time suspend sale of the Shares under the Sale Agreement. Any sales of Shares will be made by methods deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including privately negotiated transactions with the consent of the Company, block transactions, sales made directly on the Nasdaq Capital Market or sales made into any other existing trading market for the Company’s common stock. The Company intends to use the net proceeds of the offering to fund the continued development of any product candidates in the Company’s pipeline, and for working capital, capital expenditures and general corporate purposes.

Jefferies will act as sales agent and/or principal and will use commercially reasonable efforts consistent with its normal trading and sales practices to place all of the Shares requested to be sold by the Company. The Company will pay Jefferies a commission rate of 3.0% of the gross proceeds from the sales of Shares sold pursuant to the Sale Agreement. In addition, the Company has agreed to pay certain expenses incurred by Jefferies in connection with the offering. The Company has also provided Jefferies with customary representations, warranties, covenants, and indemnification rights. Both parties have the right to terminate the Sale Agreement upon written notice to the other party as specified in the Sale Agreement.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full Sale Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The legal opinion of Cooley LLP relating to the Shares being offered pursuant to the Sale Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell the Shares or a solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 1.02	Termination of a Material Definitive Agreement.

On October 5, 2023, the Company and Jefferies terminated that certain Open Market Sale AgreementSM (the “Prior Agreement”) that the Company entered into with Jefferies on July 14, 2020. Under the Prior Agreement, the Company was permitted to offer and sell, from time to time, shares of the Company’s common stock having an aggregate offering price of up to $150,000,000 through Jefferies by methods deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. The Company sold $10.4 million of shares of its common stock under the Prior Agreement.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on April 5, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5450(a)(1) because the closing bid price per share for the Company’s common stock had closed below $1.00 for the previous 30 consecutive business days (the “Minimum Bid Price Requirement”). The Company was given 180 days, or until October 2, 2023, to regain compliance with the Minimum Bid Price Requirement. On October 3, 2023, in connection with the transfer of the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market, the Company was granted an additional 180-day grace period, or until April 1, 2024, to regain compliance with the Minimum Bid Price Requirement. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirements, including such actions as a reverse stock split.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Open Market Sale Agreement, dated as of October 5, 2023, by and between Equillium, Inc. and Jefferies LLC

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUILLIUM, INC.

Date: October 5, 2023	By:	/s/ Bruce D. Steel
Bruce D. Steel
President and Chief Executive Officer